Exhibit (e)(23)

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, NY 10036

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

August 15, 2012

RE:         Waiver of Lock-Up Agreement

To Philip Z. Weisberg:

Reference is made to that certain Lock-Up Agreement (the “Agreement”), which was entered into in relation to the initial public offering of common stock, par value $0.0001 per share (the “Common Stock”) of FX Alliance Inc. (the “Company”), among you and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representatives of the Underwriters, as defined therein, pursuant to which you agreed to certain restrictions, including restrictions on selling certain securities of the Company without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch.

The undersigned understand that the Company has entered into a definitive agreement with Thomson Reuters Corporation and certain of its subsidiaries (together, “Thomson Reuters”), pursuant to which Thomson Reuters will conduct a tender offer (the “Tender Offer”) to acquire all of the outstanding Common Stock of the Company.  In connection with the Tender Offer, you entered into a support agreement, which allows you to transfer up to 20,000 shares of Common Stock to charities of your choice, prior to the completion of the Tender Offer.

The undersigned hereby grant an unconditional, irrevocable waiver of the application of the Agreement with respect to up to 20,000 shares of Common Stock that you currently hold, in order to allow you to donate such shares to charities of your choice (such transferred shares, the “Subject Shares”). For the avoidance of doubt, such Subject Shares shall not be subject to the terms and conditions of the Agreement, including the restrictions on transfer contained therein.

The undersigned understand that you are relying upon the above waiver and release in any transactions that you may undertake in connection with the donation of the Subject Shares.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Goldman, Sachs & Co.

By:	/s/ Golman, Sachs & Co.
(Goldman, Sachs & Co.)

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ ILLEGIBLE
Name:
Title: